Exhibit 5.2

Lackowicz & Shier Barristers & Solicitors	Suite 300, 204 Black Street Whitehorse, Yukon Y1A 2M9 Telephone: 867-668-5252 Fax: 867-668-5251

IN ASSOCIATION WITH	Reply Attention To: Paul W. Lackowicz DIRECT E-MAIL:plackowicz@yukonlaw.com
Our File No: 30479

January 23, 2003

Bear Creek Mining Corporation
Suite 2393, 595 Burrard Street
Vancouver, BC
V7X 1K8

Attention: Cheryl Wheeler

Dear Sirs/Mesdames:

Re:	Bear Creek Mining Corporation (formerly EVEolution Ventures Inc.), Bear Creek Mining Company and Peru Exploration Venture LLLP

     We have act as Yukon Territory counsel for Bear Creek Mining Corporation, a Yukon Territory corporation (the “Corporation”). We have been asked by the Corporation to render an opinion in connection with the Corporation’s preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form SB-2 (the “Registration Statement”), including a prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C promulgated under the Securities Act (the “Prospectus”) relating to common shares in the capital of the Corporation (the “Shares”) and units (the “Units”) consisting of Shares and common share purchase warrants, as follows: (i) a “commercially reasonable efforts” placement of up to 11,000,000 Units to be issued and sold by the Corporation (the “Corporate Shares”), and (ii) the offering of up to 8,942,489 Shares by certain shareholders of the Corporation (the “Shareholder’s Shares).

Scope of Review

For the purposes of our opinion, we have reviewed faxed copies of the following:

(a)	minutes of a directors meeting held on October 11, 2002, a photocopy of which is attached to this letter as Schedule “A”;

(b)	directors’ resolutions November 25, 2002 a photocopy of which is attached to this letter as

Paul W. Lackowicz Terence W. Boylan, Q.C	Daniel S. Shier Debbie P. Hoffman Emily R. Hill	Timothy S. Preston, Q.C. Leslie M. McRae

Counsel: Edward J. Horembala, Q.C.

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Schedule “B” (the “November 25 Resolutions”);

(c)	minutes of a directors meeting held on January 21, 2003, a photocopy of which is attached to this letter as Schedule “C” (the “January 21 Minutes”);

(d)	e-mailed copy of the form of Warrant Indenture for the Class “A”, “B” and “C” Warrants;

(e)	e-mailed copy of the form of Warrant for each of the Class “A”, “B” and “C” Warrants; and

(f)	e-mailed copy of the form of Warrant for the Agent’s Warrants.

     We have examined originals or copies, certified or identified to our satisfaction, of the articles and by-laws of the Corporation.

Assumptions

     In rendering this opinion, we have assumed:

1.     The genuineness of all signatures;

2.     The authenticity and completeness of all documents submitted to us as originals;

3.     The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, e-mailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies or facsimile transmissions have been submitted or received;

4.     The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such;

5.     The Merger Agreement and the Representation Agreement referred to in the January 21 Minutes constitute legal, valid and binding agreements against all of the signatories thereto and are enforceable in accordance with their terms;

6.     The consideration for the Transaction Shares referred to in the January 21 Minutes has been received by the Corporation and has a value which is not less than the fair equivalent of the money that the Corporation would have received if the Transaction Shares had been issued for money;

7.     The Agency and Sponsorship Agreement referred to in the November 25 Resolutions constitutes a legal, valid and binding agreement against all of the signatories thereto, is enforceable in accordance with its terms and the Corporation will have received the consideration referred to therein for the issuance of the Agent’s Warrants;

8.     The Loan Agreements referred to in the January 21 Minutes constitute legal, valid and binding agreements against all of the signatories thereto and are enforceable in accordance with their terms.

9.     The Corporation has received consideration of a value of US$900,000.00 under the Loan

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Agreements referred to in the January 21 Minutes and will be indebted to the persons receiving the Loan Units in that amount on the date of issuance of the Loan Units.

10.     The Corporation has received valuable consideration for the issuance of the Bonus Shares referred to in the January 21 Minutes with a value which is not less than the fair equivalent of the money that the Corporation would have received if the Bonus Shares had been issued for money, the obligation of the Corporation to issue the Bonus Shares is legal valid and binding, $200,000.00 has been advanced from the EVE Lenders to the Corporation and the Corporation will be indebted to the persons receiving the Bonus Shares in that amount, on the date of the completion of the Proposed Transaction; and

11.     The 3,000,000 shares to be released from escrow and pooling provisions to certain Selling Shareholders, as referred to in the Registration Statement, have been duly and validly issued as of the date hereof as fully paid and non-assessable Shares.

Practice Restriction

     We are solicitors qualified to carry on the practice of law in the Yukon Territory only and we express no opinion as to any laws or matters governed by the laws other than the Yukon Territory and the federal laws of Canada applicable therein in effect as at the date of this opinion.

Opinion

     Based upon the foregoing, we are of the opinion that:

1.     The Corporate Shares have been duly authorized and, when issued and sold in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

2.     Those Shareholders’ Shares that are to be issued have been duly authorized and are, or when issued in accordance with the warrants and other agreements to which they are subject and upon receipt of consideration therefore will be, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading “Legal Matters” in the Prospectus.

Yours very truly,

LACKOWICZ & SHIER

“Lackowicz & Shier”

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Schedule “A”

EVEOLUTION VENTURES INC.

Minutes of a meeting of the directors of EVEolution Ventures Inc. (the “Company”) held on October 11, 2002

DIRECTORS PRESENT	CHERYL WHEELER CATHERINE McLEOD-SELTZER LENORA GATES MELANIE McMILLAN

CHAIRMAN AND SECRETARY

Cheryl Wheeler acted as Chairman and Catherine McLeod-Seltzer acted as Secretary of the Meeting. The Chairman called the meeting to order.

QUORUM

The Chairman declared that all directors had received Notice of the Meeting and a quorum of directors was present.

BUSINESS OF MEETING

Extraordinary General Meeting

The Chairman presented the Notice of Meeting, Information Circular, Form of Proxy and Supplemental Mailing List Card to the meeting for approval.

UPON MOTION duly made and seconded, IT WAS RESOLVED THAT:

1.	the Company hold an Extraordinary General Meeting on November 14, 2002 at the hour of 2:00 p.m. (Vancouver time);

2.	only shareholders of record at the close of business on October 15, 2002 are entitled to notice of the Extraordinary General Meeting and to vote at the Extraordinary General Meeting;

3.	the Notice of Meeting, Information Circular, instrument of Proxy and Supplemental Mail List Return Card in the form presented to the directors are hereby approved for publication and mailing on October 18, 2002;

4.	any one director or officer of the Company is hereby authorized to sign, on behalf of the Company, the Notice of Meeting;

5.	Cheryl Wheeler, as President and Chief Executive Officer and Lenora Gates, as Secretary and Chief Financial Officer, together with Catherine McLeod-Seltzer and Melanie McMillan on behalf of the Board of Directors are hereby authorized to sign the Information Circular, with such amendments thereto, if any, as may be required to be made by TSXV;

6.	the audited financial statements of the Company for the year ended December 31, 2001 in the

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form presented to the directors, be adopted and approved, and any two directors of the Company be and they are authorized and directed to sign the balance sheet forming a part of the financial statements on behalf of the directors to evidence the approval of the directors;

7.	the audited, comparative financial statements for the six month period from January 1, 2002 to June 30, 2002 with comparative reviewed financial statements for the period ended June 30, 2001 and the pro forma financial statements for the period ended June 30, 2002 in the form presented to the directors and to be included in the aforementioned information circular, be adopted and approved, and any two directors of the Company be and they are authorized and directed to sign the balance sheets forming part of the financial statements on behalf of the directors to evidence the approval of the directors;

8.	the inclusion of the audited financial statements of the Company for years ended December 31, 2000 and December 31, 1999, in the Information Circular be and is hereby approved;

9.	Cheryl Wheeler and Catherine McLeod-Seltzer be designated as proxyholders on the form of proxy for use at the Extraordinary General Meeting; and

10.	any one director or senior officer of the Company is hereby authorized and directed to perform all such acts, deeds and things and execute, under the seal of the Company if applicable, all such documents and other writings as may be required to give effect to the true intent of these resolutions.

TERMINATION

UPON MOTION duly made, seconded and unanimously carried, it was resolved that the meeting be terminated.

“Cheryl Wheeler” CHERYL WHEELER Chairman of the Meeting	“Catherine McLeod-Seltzer” CATHERINE McLEOD-SELTZER Secretary of the Meeting

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Schedule “B”

BEAR CREEK MINING CORPORATION

DIRECTOR’S RESOLUTIONS

The undersigned, being all the directors of Bear Creek Mining Corporation (the “Company”), hereby consent to and adopt in writing the following resolutions:

BE IT RESOLVED THAT:

Preliminary Prospectus

(a)	the preliminary prospectus and registration statement of the Company, Form SB-2, dated November 25, 2002 relating to the offering (the “Offering”) of up to 11,000,000 units and the registration for resale in the United States of 21,079,166 common shares in the capital of the Company (the “Shares”) in the form circulated among the directors, is hereby approved;

(b)	Cheryl Wheeler, as Chief Executive Officer and Lenora Gates, as Chief Financial Officer, together with Catherine McLeod-Seltzer and Melanie McMillan on behalf of the Board of Directors are hereby authorized to sign the Prospectus with such amendments thereto, if any, as may be required to be made by the Regulators, as herein defined;

(c)	The filing of the Prospectus with the Executive Directors of the B.C., Alberta and Ontario Securities Commissions, the TSX Venture Exchange, the United States Securities and Exchange Commission and the state regulators in each of the states of California, Arizona, Nevada, New York and New Jersey (together, the “Regulators”) is hereby approved;

(d)	the audited financial statements of the Company for the years ended December 31, 2001 and 2000 and notes thereto, and the unaudited reviewed financial statements of the Company for the nine-month period ended September 30, 2002 with comparative figures for the nine-month period ended September 30, 2001 and notes thereto, included in the Prospectus, be and the same are hereby approved and that any two directors of the Company be authorized to sign the financial statements on behalf of the Board of Directors;

(e)	any one director or officer of the Company is hereby authorized to approve, make, execute and deliver any documents, agreements, notices, amendments, revisions, alterations or changes thereto or to the terms of the offering under the Prospectus as may be required by the Regulators and as may be necessary to facilitate the completion of the offering under the Prospectus;

Agency and Sponsorship Agreement

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(f)	the Agency and Sponsorship Agreement between the Company and Haywood Securities Inc. (the “Agent”), made as of October 10, 2002 (the “Agency Agreement”), in respect of the Offering under the Prospectus is hereby approved and any one director or officer of the Company is hereby authorized to execute the Agency and Sponsorship Agreement on behalf of the Company;

CPC Escrow Agreement

(g)	the form of escrow agreement dated as of November 14, 2002, among Bear Creek Mining Corporation (the “Resulting Issuer”), Pacific Corporate Trust Company and certain shareholders as noted therein, is hereby ratified, confirmed and approved;

Value Escrow Agreement

(h)	the form of escrow agreement dated as of November 14, 2002, among the Resulting Issuer, Pacific Corporate Trust Company and certain shareholders as noted therein, is hereby ratified, confirmed and approved;

Voluntary Pooling Agreement

(i)	the form of pooling agreement dated as of November 14, 2002, among the Resulting Issuer, Pacific Corporate Trust Company and certain shareholders as noted therein, is hereby ratified, confirmed and approved;

General

(j)	unless otherwise specified above, any one director or officer of the Company be and is hereby authorized and directed to do and perform all such acts and things, sign all such documents and take all such other steps that may be necessary, or as counsel of the Company may advise, or which in the opinion of such directors may be considered convenient or proper to carry out the purpose and intent of this resolution; and

Counterparts

(k)	these resolutions may be executed in counterparts and by facsimile, each of such counterparts so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the date as at November 25, 2002.

“Cheryl Wheeler”	“Lenora Gates”

CHERYL WHEELER	LENORA GATES

“Catherine McLeod-Seltzer”	“Melanie McMillan”

CATHERINE McLEOD-SELTZER	MELANIE McMILLAN

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Schedule “C”

Bear Creek Mining Corporation

Minutes of a meeting of the directors of Bear Creek Mining Corporation (formerly EVEolution Ventures Inc.) (the “Company”) held on January 21, 2003

DIRECTORS PRESENT	CHERYL WHEELER CATHERINE McLEOD-SELTZER LENORA GATES MELANIE McMILLAN

CHAIRMAN AND SECRETARY

Cheryl Wheeler acted as Chairman and Catherine McLeod-Seltzer acted as Secretary of the Meeting. The Chairman called the meeting to order.

QUORUM

The Chairman declared that all directors had received Notice of the Meeting and a quorum of directors was present.

BUSINESS OF MEETING – QUALIFYING TRANSACTION

The Chairman advised that the Company, Peru Exploration Venture L.L.L.P. (“PeruEx”), a limited liability limited partnership organized under the laws of the State of Arizona and Bear Creek Mining Company (“BCMC”), an Arizona State corporation and the sole General Partner of Peru, and all of the limited partners of PeruEx (the “Limited Partners”) and all of the shareholders of BCMC (the “Partnership Security Holders”) have agreed to enter into transactions which will result in the Company acquiring all of the limited partnership interests in PeruEx and all of the issued and outstanding shares in the capital of BCMC (the “Partnership Securities”) pursuant to a merger between a newly created, wholly owned Arizona incorporated subsidiary of the Company, EVEolution Ventures (USA) Inc. (“EVE USA”) and BCMC (the “Merger”).

The Chairman generally described the structure of the Proposed Transaction as outlined below and as more particularly described in the Company’s information circular:

•	The Company will issue 8,600,000 shares (the “Transaction Shares”) at a deemed price of US$0.50 per share to EVE USA in exchange for an equal number of shares in the common stock of EVE USA. EVE USA will then transfer them to the Partnership Security Holders;

•	BCMC, PeruEx and the Limited Partners have entered into a partnership securities exchange agreement whereby BCMC will issue to the Limited Partners shares in its common stock in exchange for the Limited Partners interests in PeruEx. At this point in time PeruEx will be extinguished as a matter of law and all of the BCMC and PeruEx assets will be held by BCMC;

•	EVE USA and BCMC have entered into a Merger Agreement and BCMC, the former Partnership Security Holders, EVE USA and the Company have entered into a Representation Agreement with

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the result being that BCMC and EVE USA will merge with EVE USA being the surviving entity holding all of the mining assets formerly held by BCMC with each of the former Partnership Security Holders holding the Transaction Shares, pro rata to their former shareholdings in BCMC following the partnership securities exchange agreement. As additional consideration to the Partnership Security Holders for entering into the Merger Agreement, the Escrowed Shareholders will transfer 2,400,000 shares currently held in escrow (the “Transfer Shares”) to the former Partnership Security Holders on Closing of the Proposed Transaction;

•	On completion of the Proposed Transaction, the Company will beneficially own (through EVE USA) all of the assets of PeruEx and BCMC and the former Partnership Security Holders will hold a total of 11,000,000 shares; and

•	After completion of the acquisition, the Company will operate as a Yukon corporation under the name of Bear Creek Mining Corporation.

Letter of Intent

The Chairman advised that the Company entered into a letter agreement dated May 6, 2002 with BCMC, PeruEx, the Limited Partners and the Partnership Security Holders, which set out the basic terms and conditions under which the Company would acquire the Partnership Securities.

UPON MOTION duly made and seconded, IT WAS RESOLVED THAT the entering into of the Letter Agreement dated May 6, 2002, be and is hereby ratified, confirmed and approved.

Merger and Representation Agreements

In connection with the Proposed Transaction, the Chairman presented the merger agreement with EVE USA and BCMC (the “Merger Agreement”). In addition to the Merger Agreement governing the transaction, the Chairman presented the representation agreement among the Company, EVE USA, BCMC and Andrew Swarthout, setting out various representations being made in connection with the Proposed Transaction, (the “Representation Agreement”), to the meeting for approval.

UPON MOTION duly made and seconded, IT WAS RESOLVED THAT:

1.	any one director be authorized, by and on behalf of the Company, to execute both the Merger Agreement and the Representation Agreement and to do all such things as are required of the Company under such agreements;

2.	subject to receiving the regulatory approval to the Merger, and payment in full for the Transaction Shares from time to time, the Company allot and issue 8,600,000 common shares in the capital of the Company, as fully paid and non-assessable shares; and

3.	any one director of the Company be and is hereby authorized and directed to do and perform all such acts and things, sign all such documents and take all such other steps that may be necessary, or as counsel of the Company may advise, or which in the opinion of such director may be considered convenient or proper to carry out the purpose and intent of this resolution.

Consulting Agreements

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WHEREAS as a term of the Merger Agreement, the Company has agreed to engage Cheryl Wheeler, Lenora Gates, Melanie McMillan, Lisa Pankratz, Mat Wilcox, Karen Anderson and Neil MacKenzie as consultants to the Company (the “Consultants”) for a term of one year following the closing of the Proposed Transaction to serve on an advisory committee under agreements (the “Consulting Agreements”), and each of the Consultants will be permitted to retain their existing stock options during the term of their respective Consulting Agreements, subject to all necessary regulatory and shareholder approvals, the Chairman presented the Consulting Agreements to the meeting for approval.

AND WHEREAS Cheryl Wheeler declared to the meeting that she has an interest in the approval of the consulting agreements by virtue of her being one of the consultants and by being a director of the Company. Ms. Wheeler stated she would therefore abstain from voting on the resolution regarding her Consulting Agreement, in accordance with the provisions of the Company Act (British Columbia).

AND WHEREAS Melanie McMillan declared to the meeting that she has an interest in the approval of the consulting agreements by virtue of her being one of the consultants and by being a director of the Company. Ms. McMillan stated she would therefore abstain from voting on the resolution regarding her Consulting Agreement, in accordance with the provisions of the Company Act (British Columbia).

AND WHEREAS Lenora Gates declared to the meeting that she has an interest in the approval of the consulting agreements by virtue of her being one of the consultants and by being a director of the Company. Ms. Gates stated she would therefore abstain from voting on the resolution regarding her Consulting Agreement, in accordance with the provisions of the Company Act (British Columbia).

UPON MOTION duly made and seconded, IT WAS RESOLVED THAT:

1.	any one director be authorized, by and on behalf of the Company, to execute the Consulting Agreements between the Company and each of the Consultants and to do all such things as are required of the Company under the agreement; and

2.	any one director of the Company be and is hereby authorized and directed to do and perform all such acts and things, sign all such documents and take all such other steps that may be necessary, or as counsel of the Company may advise, or which in the opinion of such director may be considered convenient or proper to carry out the purpose and intent of this resolution.

Prospectus Offering

In undertaking a Prospectus Offering of up to 11,000,000 units and the registration for resale in the United States of 22,079,166 common shares in the capital of the Company, the Chairman further advised that in connection with this Prospectus Offering, the directors have to approve various ancillary matters in connection with the issuance of the Offering Shares, the Warrants Shares and the Agent’s Warrants.

UPON MOTION duly made and seconded, IT RESOLVED THAT:

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Allotment and Issuance of Offering Shares

(a)	subject to receiving regulatory approval and payment in full for the shares from time to time, the Company allot and issue up to 11,000,000 common shares in the capital of the Company, as fully paid and non-assessable shares in connection with the Prospectus offering; and

(b)	and any two directors of the Company, be and are hereby authorized to execute a treasury order directing the said allotment and issuance and preparation of share certificates in such denominations as directed and they are hereby authorized and directed to do and perform all such acts and things, sign all such documents and take all such other steps that may be necessary, or as counsel of the Company may advise, or which in the opinion of such director may be considered convenient or proper to carry out the purpose and intent of this resolution.

Warrant Shares

(c)	the Company do create warrants to issue up to 5,500,000 common shares in the capital of the Company in accordance with the terms of the warrant indenture dated November 22, 2002 (the “Warrant Indenture”);

(d)	the Company conditionally allot and reserve for issuance of a total of 5,500,000 common shares in the capital of the Company (the “Warrant Shares”) to be issued upon the exercise of the 5,500,000 Class C Share Purchase Warrants (collectively the “Warrants”) and receipt by the Company of payment in full for Warrant Shares;

(e)	at such time as the Warrants are no longer exercisable into common shares in accordance with the terms of the Warrant Indenture, the number of common shares that continue to be set aside, allotted, reserved and authorized for issuance pursuant to any unexercised portion of the Warrants shall be deemed to no longer be set aside, allotted, reserved or authorized for issuance hereunder;

(f)	upon the due exercise of the Warrants by the holders thereof, that number of shares as are issuable as a result of such exercise in accordance with the terms and provision of the Warrant Indenture, shall thereupon be created and issued, with the Warrant Shares being issued as fully paid and non-assessable shares of the Company, to the holders of such Warrants, their nominees or their permitted assigns, and the transfer agent and registrar of the common shares is hereby authorized and directed to countersign, issue and deliver to such persons certificates evidencing such shares subject to compliance with the requirements with respect to the placement of any applicable legends thereon; and

(g)	and any two directors of the Company, be and are hereby authorized to execute a reservation order directing the said allotment and issuance and preparation of share certificates in such denominations as directed and they are hereby authorized and directed to do and perform all such acts and things, sign all such documents and take all such other steps that may be necessary, or as counsel of the Company may advise, or which in the opinion of such director may be considered convenient or proper to carry out the purpose and intent of this resolution.

Form of Share Certificate

(h)	the form of share certificate for the common shares of the Company that has been circulated

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among the directors is hereby confirmed and approved, and the execution of such share certificate in original or mechanical form, by the persons executing the same is hereby authorized and confirmed.

Agent’s Warrant

(i)	the Company do create and issue to the Agent a warrant to purchase up to 1,320,000 common shares in the capital of the Company in accordance with Agency and Sponsorship Agreement and as described in the Prospectus (the “Agent’s Warrant”);

(j)	the Company conditionally allot and reserve for issuance of a total of 1,320,000 common shares in the capital of the Company to be issued to the Agent upon the exercise of the Agent’s Warrant in accordance with the terms thereof and receipt by the Company of payment in full for common shares; and

(k)	at such time as the Warrants are no longer exercisable into common shares in accordance with the terms of the Warrant Indenture, the number of common shares that continue to be set aside, allotted, reserved and authorized for issuance pursuant to any unexercised portion of the Warrants shall be deemed to no longer be set aside, allotted, reserved or authorized for issuance hereunder.

Warrant Indenture

UPON MOTION duly made and seconded, IT WAS RESOLVED THAT the form of Warrant Indenture dated as of January 17, 2003, between the Company and Pacific Corporate Trust Company, a copy of which has been made available to the directors, be and is hereby ratified, confirmed and approved and that any one director of the Company be and is hereby authorized to execute the Warrant Indenture.

BCMC Loan Repayment

The Chairman advised that the directors of the Company have agreed, pursuant to loan agreements entered into between BCMC, the Company and the Lenders (the “Loan Agreements”) to repay an aggregate of up to US$900,000 of loans owed by BCMC through the issuance of 1,800,000 units of the Company (the “Loan Units”). Each Loan Unit consists of one Share, one-half of a Series “A” warrant and one-half of a Series “B” warrant. Each whole Series “A” warrant entitles the holder to acquire an additional Share at a price of US$0.50 for a period of one year and each whole Series “B” warrant entitles the holder to acquire an additional Share at a price of US$0.75 for a period of one year.

The Chairman further advised that if the Proposed Transaction does not close, the BCMC Loan will remain outstanding and payable by BCMC and will incur interest at LIBOR commencing on the date of the advance and the BCMC Loan and all accrued interest will be payable by BCMC 12-months after the earlier of the date of termination of the Merger Agreement or the completion of the Proposed Transaction.

UPON MOTION duly made and seconded, IT WAS RESOLVED THAT:

1.	the Loan Agreements be and they are hereby approved, authorized, ratified and confirmed, and any one director of the Company be and is hereby authorized to execute such Loan Agreements for and on behalf of the Company;

2.	the Company be and is hereby authorized to allot and issue up to a total of 1,800,000 common

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shares in the capital stock of the Company at a price of US$0.50 per share, as fully paid and non-assessable; and any two directors of the Company, be and are hereby authorized to execute a treasury order directing the said allotment and issuance and preparation of share certificates in such denominations as the grantees may direct;

3.	the Company be and is hereby authorized to allot and issue up to a total of 900,000 common shares in the capital stock of the Company at a price of US$0.50 per share, as fully paid and non-assessable, in accordance with the terms of the Series “A” Warrant Certificates, as set forth above; and any two directors of the Company, be and are hereby authorized to execute a treasury order directing the said allotment and issuance and preparation of share certificates in such denominations as the grantees may direct;

4.	the Company be and is hereby authorized to allot and issue up to a total of 900,000 common shares in the capital stock of the Company at a price of US$0.75 per share, as fully paid and non-assessable, in accordance with the terms of the Series “B” Warrant Certificates, as set forth above; and any two directors of the Company, be and are hereby authorized to execute a treasury order directing the said allotment and issuance and preparation of share certificates in such denominations as the grantees may direct; and

5.	Any one director of the Company be and is hereby authorized to execute any and all documents, agreements and instruments, including any reservation order, as may be necessary to effect the foregoing on behalf of the Company.

Bonus Shares on EVE Loan

The Chairman advised that the directors of the Company have determined that it is in the best interests of the Company to borrow up to C$200,000 from Lenora Gates, Cheryl L. Wheeler, Karen L. Anderson, Ernest M. Dodd, Neil MacKenzie and Catherine McLeod-Seltzer (the “EVE Lenders”) to fund its on-going expenses associated with completed the Proposed Transaction. The principal on this loan and all interest (which will accrue at a rate of 12% per annum) is payable by the Company on completion of the Proposed Transaction.

The Chairman further advised that the Company has agreed to issue to the EVE Lenders on completion of the Proposed Transaction an aggregate of a minimum of 66,666 Bonus Shares and a maximum of 166,666 Bonus Shares. If the Proposed Transaction does not complete, the Company has agreed that the number of Bonus Shares that will be issuable to the EVE Lenders will be increased to an aggregate of 166,666 Bonus Shares.

UPON MOTION duly made and seconded, IT WAS RESOLVED THAT:

1.	subject to the approval of the TSX Venture Exchange, as a bonus for the C$200,000 loan by the EVE Lenders to the Company, payable on completion of the Proposed Transaction with interest, the Company does hereby allot up to a minimum of 66,666 common shares and a maximum of 166,666 common shares of the Company to the EVE Lenders;

2.	any one director of the Company is authorized on behalf of the Company to execute and deliver the certificates representing the common shares to the EVE Lenders; and

3.	any one director of the Company is authorized to perform all such acts, execute and deliver all such documents and take all such further steps as may be necessary, as counsel for the Company may advise or that in the opinion of such director or officer may be considered convenient or

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proper to carry out the purpose and intent of these resolutions and to give effect to the transactions contemplated hereby.

Stock Option Plan and Grant of Options

The Chairman advised that the Company has established a stock option plan which received approval from the Company’s shareholders on November 14, 2002 and approval in principal from the TSX Venture Exchange (the “Exchange”) on November 29, 2002, and which provides for the allocation of incentive stock options, from time to time, to directors and employees of the Company at prices established in accordance with the policies of the Exchange.

The Chairman further advised that the board has determined to allocate incentive stock options to certain directors, officers and employees pursuant to the Company’s Stock Option Plan.

Catherine McLeod-Seltzer declared to the meeting that she has an interest in the allocation of the options by virtue of her being one of the optionees and by being a director of the Company. Ms. McLeod-Seltzer stated she would therefore abstain from voting on the resolution regarding the stock options to be granted to her as set out below in accordance with the provisions of the Yukon Business Corporations Act.

UPON MOTION duly made and seconded, IT WAS RESOLVED THAT:

(a)	the stock option plan in the form circulated among the board of directors be and is hereby confirmed, adopted and approved subject to the approval of the Exchange, for and on behalf of the Company, and is hereby implemented, and a total of up to 4,560,000 common shares in the capital of the Company be and are hereby conditionally allotted for issuance as fully paid and non-assessable upon receipt of full consideration by the Company for shares issued pursuant to the exercise of options allocated under the stock option plan;

(b)	the following incentive stock options be granted to the following individuals, each such individual having been determined by the directors to be a director, officer or employee of the Company or its affiliates, for such number and at such exercise price as set opposite each person’s name, such options to be exercisable as set out below:

	Number of
Name of Optionee	Shares Optioned	Exercise Price	Expiry Date

Andrew Swarthout	300,000	US$0.50	5 years from Closing
David Lowell	250,000	US$0.50	5 years from Closing
Catherine McLeod-Seltzer	250,000	US$0.50	5 years from Closing
David De Witt	150,000	US$0.50	5 years from Closing
Kevin Morano	150,000	US$0.50	5 years from Closing
Gerald Van Voorhis	250,000	US$0.50	5 years from Closing
David Volkert	250,000	US$0.50	5 years from Closing
Cesar Rios	75,000	US$0.50	5 years from Closing
Willie Vasquez	75,000	US$0.50	5 years from Closing
K Villavicencios	25,000	US$0.50	5 years from Closing
Raul Palza	15,000	US$0.50	5 years from Closing
Janice Spencer	50,000	US$0.50	5 years from Closing
Steve Krause	15,000	US$0.50	5 years from Closing

TOTAL:	1,855,000

File No.   30479

(c)	any one director or officer of the Company be and is hereby authorized and directed, pursuant to the terms of the stock option plan, to execute any and all documentation and forms and to make any and all necessary assurances as may be necessary or required in order to implement the terms of the stock option plan and evidence the allocation of options pursuant thereto, and any two directors of the Company are hereby authorized on behalf of the Company to execute and deliver under the corporate seal of the Company or otherwise, treasury orders directing said allotment, issuance and preparation of share certificates in such denominations as the optionees may direct.

Resignation and Appointment of Officers

UPON MOTION duly made and seconded, IT WAS RESOLVED THAT the written resignations of Cheryl Wheeler and Lenora Gates to act as the President and Secretary, respectively, of the Company, effective immediately following the closing of the Company’s qualifying transaction, be and are hereby accepted and Andrew Swarthout, Gerald Van Voorhis, David Volkert, David Lowell, Catherine McLeod-Seltzer and David De Witt be and are hereby appointed, effective immediately following the closing of the Company’s qualifying transaction, as the President/CEO, Vice-President, VP-Exploration, Chairman, Vice-Chair and Secretary of the Company, respectively, to hold such office for the ensuing year or until their successors are appointed, so that the officers of the Company upon the completion of the Closing are:

President & CEO: Vice President Vice President of Exploration Chairman Vice-Chair Secretary:	ANDREW SWARTHOUT GERALD VAN VOORHIS DAVID VOLKERT DAVID LOWELL CATHERINE McLEOD-SELTZER DAVID DE WITT

General

UPON MOTION duly made and seconded, IT WAS RESOLVED THAT unless otherwise specified above, any one director or officer of the Company be and is hereby authorized and directed to do and perform all such acts and things, sign all such documents and take all such other steps that may be necessary, or as counsel of the Company may advise, or which in the opinion of such directors may be considered convenient or proper to carry out the purpose and intent of this resolution.

TERMINATION

UPON MOTION duly made, seconded and unanimously carried, it was resolved that the meeting be terminated.

“Cheryl Wheeler”	“Catherine McLeod-Seltzer”

CHERYL WHEELER Chairman of the Meeting	CATHERINE McLEOD-SELTZER Secretary of the Meeting